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                                  EXHIBIT 99.1

                                  PRESS RELEASE

Monadnock Bancorp, Inc.                                   603.924.9654
1 Jaffrey Road                                            www.monadnockbank.com
Peterborough, NH 03458

                              FOR IMMEDIATE RELEASE
                              ---------------------

For Additional Information Contact:
Karl F. Betz, SVP, CFO & Treasurer (603) 924-9654 kbetz@monadnockbank.com

      Monadnock Bancorp, Inc. Announces Fourth Quarter and Year End Results

Peterborough, New Hampshire - January 31, 2007 - Monadnock Bancorp, Inc. (over-the-counter bulletin board: MNKB), the holding company for Monadnock Community Bank announced net income for the three months and year ended December 31, 2006 of $9,000 and $75,000, respectively, compared with net income of $30,000 and a net loss of $30,000, respectively, for the three months and year ended December 31, 2005. Basic and diluted earnings per share were $0.01 and $0.06, respectively, for the three months and year ended December 31, 2006. Basic earnings per share was $0.02 and ($0.02), respectively, for the three months and year ended December 31, 2005. Earnings per share on a basic and fully diluted method have been restated by the exchange ratio computation of 1.3699 as a result of our second step offering which was completed on June 28, 2006.

The decrease in earnings for the three months ended December 31, 2006 compared with the same period a year earlier was primarily attributable to an increase in noninterest expense of $84,000, an increase in the provision for loan losses of $20,000 and an increase in income tax expense of $17,000, partially offset by an increase in net interest and dividend income of $102,000.

The increase in earnings for the year ended December 31, 2006 compared with the same period a year earlier was primarily attributable to an increase in net interest and dividend income of $383,000, an increase in noninterest income of $6,000, partially offset by an increase in noninterest expense of $153,000, an increase in income tax expense of $78,000 and a provision for loan losses of $37,000 as compared to a benefit of $16,000 for the year ended December 31, 2005.

Net interest and dividend income increased $102,000, or 21.2%, to $584,000 for the three months ended December 31, 2006 compared to $482,000 for the three months ended December 31, 2005. This increase reflected a $388,000, or 41.0%, increase in interest and dividend income, and a $286,000, or 61.5%, increase in interest expense. The interest rate spread was 2.01% for the three months ended December 31, 2006 compared to 2.24% for the three months ended December 31, 2005. The net interest margin for the three months ended December 31, 2006 was 2.58% compared to 2.54% for the same period a year ago.

Net interest and dividend income increased $383,000, or 21.5%, to $2.2 million for the year ended December 31, 2006 compared to $1.8 million for the year ended December 31, 2005. The increase reflected a $1.1 million, or 31.4%, increase in interest and dividend income, offset by a $764,000, or 44.9%, increase in interest expense. The interest rate spread was 2.19% and 2.12% for the year ended December 31, 2006 and 2005, respectively. The net interest margin was 2.67% and 2.41% for the year December 31, 2006 and 2005, respectively. The increase in interest rate spread and net interest margin for the year ended December 31, 2006 compared with the same period a year ago was a result of a change in the mix of assets to higher yielding loans, partially offset by a change in the mix of liabilities to more interest rate sensitive products such as time certificates and FHLB advances.

Total assets increased by $20.4 million, or 26.9%, to $96.2 million at December 31, 2006 compared to $75.8 million at December 31, 2005. During the fourth quarter of 2006, the Bank increased its leverage by investing in mortgage-backed securities and funding these assets with FHLB advances in the amount of $8.1 million. In addition, our net
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loan portfolio grew by $9.2 million, or 20.7%, to $53.7 million at December 31,
2006 from $44.5 million at December 31, 2005. Loan growth during 2006 was primarily concentrated in one- to four-family residential lending, commercial and commercial real estate lending as well as short-term construction lending which grew $4.3 million, $2.7 million and $1.6 million, respectively. The increase in concentration of new loan production in commercial lending is part of the overall business strategy of Monadnock Community Bank. Total deposits during 2006 increased by $8.2 million, or 15.4%, to $61.4 million at December 31, 2006 from $53.2 million at December 31, 2005 with the largest increase in time certificates which increased $9.9 million.

Total nonperforming assets decreased from $350,000 or 0.46% of total assets at December 31, 2005 to $60,000 or 0.06% of total assets at December 31, 2006.

President and Chief Executive Officer William M. Pierce, Jr. said, "We are pleased to report solid growth in our loan and deposit portfolios for 2006. We will continue to focus on the strategic objectives of maintaining a community focus in the areas we serve, providing a high quality of service to our customers and diligently working to improve our franchise and shareholder value." For additional information visit www.monadnockbank.com.

FORWARD-LOOKING STATEMENTS:
Statements contained in this news release that are not historical facts may constitute "forward-looking statements" (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act Of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on our operations include, but are not limited to, changes in interest rates, general economic conditions, economic conditions in the state of New Hampshire and Massachusetts, legislative and regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, fiscal policies of the New Hampshire and Massachusetts State Government, the quality or composition of our loan or investment portfolios, demand for loan products, competition for and the availability of loans that we purchase for our portfolio, deposit flows, competition, demand for financial services in our market areas and accounting principles and guidelines, acquisitions and the integration of acquired businesses, asset-liability management, the financial and securities markets and the availability of and costs associated with sources of liquidity. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.